Exhibit 10.5

JCPenney

J. C. Penney Company, Inc.

2005 Equity
Compensation Plan


                                           Notice of 2006 Performance Unit Grant
--------------------------------------------------------------------------------
Name                                                            Date of Grant
                                                                3/22/2006
--------------------------------------------------------------------------------
Employee ID          Unit Number       Area of Responsibility / District  Number
--------------------------------------------------------------------------------
Performance Cycle                            Number of Performance Units Granted
Begins:  1/29/2006       Ends:  2/3/2007
--------------------------------------------------------------------------------


You have been granted the number of Performance Units listed above in recognition of your expected future contributions to the success of JCPenney. This Performance Unit grant is a "target" award, which may increase or decrease based on the Company's actual results for the Performance Cycle as set forth in the Payout Matrix established by the Human Resources and Compensation Committee of the JCPenney Board of Directors ("Committee"). This grant is subject to all the terms, rules, and conditions of the J. C. Penney Company, Inc. 2005 Equity Compensation Plan ("Plan") and the implementing resolutions ("Resolutions") approved by the Committee. Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Plan and the Resolutions. The number of units will be adjusted as provided in the Plan in the event of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, spinoff, distribution to holders of Common Stock other than cash dividends, or the like.

Definitions
------------
Payout Matrix - The payout matrix is established by the Committee at the beginning of the Performance Cycle and describes the percentage of units you will earn based on the Company's actual EPS for the Performance Cycle.

Performance Units - The performance units granted under this program are restricted stock units with both performance-based and time-based vesting features. Each performance unit shall at all times be deemed to have a value equal to the then-current fair market value of one share of J. C. Penney Company, Inc. Common Stock of 50(cent) par value ("Common Stock"). You can earn from 0% to 200% of the units granted based on the Company's actual results for the Performance Cycle.

Performance Cycle - The performance cycle is a one-year period beginning on the first day of the Company's fiscal year and ending on the last day of the fiscal year.

Performance Measurement - The performance measurement is the Company's Diluted Earnings Per Share from continuing operations ("EPS") over the Performance Cycle excluding any extraordinary or unusual noncomparable items as identified by the Committee at the time the Payout Matrix for the Performance Cycle is established.

Retirement--Retirement means your separation from service either (1) at or after age 60 or (2) at or after age 55 with at least 15 years of service with JCPenney or any of its subsidiaries.

How Your Actual Performance Units are Determined
------------------------------------------------
The Company's EPS for fiscal 2006 will determine the actual number of Performance Units, if any, that are credited to your account. The Payout Matrix shown on page 3 indicates the percentage of Performance Units that will be credited for the respective EPS amounts.

The actual number of Performance Units that you earn will be credited to your account as soon as practicable but in no event later than 75 days after the end of the Performance Cycle.

Vesting of Your Credited Performance Units
-------------------------------------------
The actual Performance Units credited to your account will vest, and the restrictions on your Performance Units will lapse, according to the following Vesting Schedule, PROVIDED YOU REMAIN CONTINUOUSLY EMPLOYED BY THE COMPANY THROUGH EACH OF THE RESPECTIVE VESTING DATES (unless your employment terminates due to your Retirement, death, Disability, or reduction in force/unit closing). Your vested Performance Units will be paid out in shares of Common Stock as soon as practicable but in no event later than 75 days following each Vesting Date. You will not be allowed to defer the payment of your shares of Common Stock to a later date.


                                     Percent that will
                Vesting Dates              vest
           ------------------------ --------------------
                March 22, 2007             33-1/3%
           ------------------------ --------------------
                March 22, 2008             33-1/3%
           ------------------------ --------------------
                March 22, 2009             33-1/3%
           ------------------------ --------------------

 (Rev. 3/06)                            1                    (continued on back)

Employment Termination
-----------------------

If your employment terminates during the Performance Cycle because of Retirement, Disability, death or reduction in force/unit closing, then you shall be entitled to a prorated number of the Performance Units earned in accordance with the Payout Matrix, determined as of the end of the Performance Cycle. The proration will be based on the ratio of (a) the number of calendar days from the date of grant to the last day worked to (b) the total number of calendar days in the vesting period. Any Performance Units earned under this termination provision, will be immediately vested and delivered in shares of JCPenney Common Stock within 75 days of the end of the Performance Cycle.

If your employment terminates following the end of the Performance Cycle because of Retirement, Disability, death or reduction in force/unit closing, you will be entitled to a prorated number of the Performance Units earned under the Payout Matrix. The proration will be based on the ratio of (a) the number of calendar days from the date of grant to the last day worked to (b) the total number of calendar days in the vesting period. Any Performance Units that have already vested will be subtracted from the prorated amount and the remaining prorated Performance Units will vest immediately and be delivered as shares of JCPenney Common Stock as soon as practicable but in no event later than 75 days following your termination date. Any Performance Units which have not already vested or for which vesting is not accelerated will expire on such employment termination.

If your employment terminates for any reason other than Retirement, Disability, death or reduction in force/unit closing, you will forfeit any unearned and/or unvested Performance Units at the time of such employment termination.

Change of Control
-----------------
If a Change of Control (as defined in Attachment A to this Notice of Grant) occurs during the Performance Cycle, you will earn 100% of your Performance Unit grant as of the effective date of the Change of Control. Your earned Performance Units will vest immediately and the Company will issue to you, in cancellation of your Performance Units, shares of Common Stock. If a Change of Control occurs following the Performance Cycle and prior to the final Vesting Date, any Performance Units earned under the Payout Matrix that have not already vested will vest immediately and the Company will issue to you, in cancellation of your Performance Units, shares of Common Stock.

Dividend Equivalents
--------------------
You will not have any rights as a stockholder until your Performance Units vest and you are issued shares of Common Stock in cancellation of the vested
Performance Units. However, following the conclusion of the Performance Cycle you will begin to accrue dividend equivalents on the Performance Units credited to your account in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents will continue to accrue until your Performance Units vest and you receive actual shares of Common Stock in cancellation of the vested Performance Units. The dividend equivalents will be credited as additional Performance Units in your account to be paid out in shares of Common Stock on each applicable Vesting Date along with the Performance Units to which they relate. The number of additional Performance Units to be credited to your account will be determined by dividing the aggregate dividend payable with respect to the number of Performance Units in your account by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The additional Performance Units credited to your account are subject to all of the terms and conditions of this Performance Unit award and the Plan and you will forfeit your additional Performance Units in the event that you forfeit the Performance Units to which they relate.

Taxes and Withholding
---------------------
At the time your Performance Units vest and you are issued shares of Common Stock or cash in lieu of fractional shares, the fair market value of the shares of Common Stock issued to you will be included in your W-2 form and the Company will be required to withhold applicable taxes on such amount. Your withholding rate with respect to this award may not be higher than the minimum statutory rate. You may pay the applicable withholding taxes to the Company by sending your payment in cash or by having the Company retain and cancel the number of issued shares equal to the value of the required tax withholding. For purposes of this grant notice, "fair market value" means the opening price of the Common Stock on the New York Stock Exchange, or if the Exchange is closed on the applicable date, or if the Common Stock does not trade on such date, the closing price of the Common Stock on the New York Stock Exchange on the last trading day immediately preceding such date.

Transferability of Your Performance Units
-----------------------------------------
The Performance Units granted to you are non-transferable.

Effect on Other Benefits
------------------------
The value of the Performance Units covered by this award will not be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to you by the Company in which you participate.

Administration
--------------
The Committee has full authority and discretion, subject only to the terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Performance Unit award. The Committee's determinations shall be final, conclusive, and binding on you and your heirs, legatees and designees.


This performance unit grant does not constitute an employment contract. It does not guarantee employment for the length of the vesting period or for any portion thereof.

(Rev. 3/06)                             2

                    2006 Performance Unit Award Payout Matrix
--------------------------------------------------------------------------------


                            -------------------------
                              2006            Plan
                               EPS           Payout%
                            -------------------------
                  Maximum     $4.69         200.0%
                              $4.65         190.7%
                              $4.60         179.1%
                              $4.55         167.4%
                              $4.50         155.8%
                              $4.45         144.2%
                              $4.40         132.6%
                              $4.35         120.9%
                              $4.30         109.3%
                            ----------- --------------
                    Target    $4.26         100.0%
                            ----------- --------------
                              $4.20          91.8%
                              $4.15          84.9%
                              $4.10          78.1%
                              $4.05          71.2%
                              $4.00          64.4%
                              $3.95          57.5%
                              $3.90          50.7%
                              $3.85          43.8%
                              $3.80          37.0%
                              $3.75          30.1%
                              $3.70          23.3%
                              $3.65          16.4%
                              $3.60           9.6%
                              $3.55           2.7%
                   Threshold  $3.53           0.0%
                            -------------------------


For EPS results that fall in between the intervals shown above, the payout percent increases approximately 2.3% for each $0.01 above target and decreases approximately 1.4% for each $0.01 of EPS below target.


(Rev. 3/06)                             3

                                  Attachment A

A Change of Control Event will have occurred if there is a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company (as "Company" is defined in the J. C. Penney Company, Inc. 2005 Equity Compensation Plan).

     1. Change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

     2. Notwithstanding whether the Company has undergone a change of ownership, a Change of Effective control occurs (a) when a person or persons acting as a group acquires within a 12-month period 35 percent of total voting power of the stock of the Company or (b) a majority of the board of Directors is replaced within 12 months if not previously approved by a majority of the members. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control Event, i.e. multiple change in control events.

     3. Change in ownership of a substantial portion of the Company's assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total fair market of all assets of the Company immediately prior to the acquisition. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to - (i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering. However persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.